EXHIBIT 10.47
Description of Non-Employee Director Compensation
     For fiscal 2007, the compensation for the non-employee directors of The Goldman Sachs Group, Inc. (Group Inc.) consisted of:
•	a $75,000 annual retainer awarded on December 19, 2007 as 343 fully vested restricted stock units (RSUs) to all non-employee directors of Group Inc. other than Ruth J. Simmons, who elected to receive cash, and Lord Browne of Madingley, who resigned as a director of the Group Inc. Board of Directors in May 2007 and received a prorated retainer of $37,500;

•	a $25,000 committee chair fee awarded on December 19, 2007 as 115 fully vested RSUs to each committee chair other than Edward M. Liddy, who became Chair of the Audit Committee in May 2007 and received a prorated fee of 67 fully vested RSUs, and Lord Browne, who resigned as Chair of the Audit Committee of the Group Inc. Board of Directors in May 2007 and received a prorated fee of $12,500; and

•	an annual equity grant awarded on December 19, 2007 of 2,900 fully vested RSUs for each director other than John H. Bryan and Claes Dahlbäck, who each elected to receive a grant of 1,450 fully vested RSUs and 5,800 fully vested stock options (Options), James A. Johnson, who elected to receive a grant of 11,600 fully vested Options, and Lord Browne of Madingley, who received $296,032 in lieu of a prorated equity grant.
     RSUs awarded in connection with non-employee director compensation provide for delivery of the underlying shares of common stock, par value $0.01 per share (Common Stock), of Group Inc. on the last business day in May in the year following the year of the non-employee director’s retirement from the Group Inc. Board of Directors. Options awarded with respect to the fiscal 2007 annual equity grant have an exercise price of $204.16 (the closing price per share of Common Stock on the NYSE on the date of grant), and generally become exercisable on the earlier of (i) the date the non-employee director ceases to be a director of Group Inc. and (ii) January 2011, although if the non-employee director remains a director of Group Inc., the underlying shares are subject to transfer restrictions until January 2013.
     The Group Inc. Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, has a policy on stock ownership that requires each non-employee director to beneficially own at least 5,000 shares of Common Stock or fully vested RSUs within two years of becoming a director. All non-employee directors of Group Inc. are in compliance with this policy.
     Non-employee directors of Group Inc. are permitted to participate in Group Inc.’s employee matching gift program on the same terms as employees. Under the program for 2007, Group Inc. matched gifts of up to $10,000 in the aggregate per participating individual.
     Non-employee directors receive no compensation other than directors’ fees.